                                                                     Exhibit 3.1

                                   CORRECTED
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               IASIAWORKS, INC.

     (Pursuant to Sections 103, 242 and 245 of the Delaware General Corporation
      Law)

     The Amended and Restated Certification of Incorporation was filed in this office on April 19,2000. The Certificate should be corrected to read as follows:

     1. In Article IV the number of shares of Common Stock that the Corporation shall have authority to issue should be 115,000,000.

     2. The numbering of the Article was incorrect and should read as reflected below.

The entire document in its corrected form is set forth below:

     Jonathan F. Beizer and Warren T. Lazarow certify that:

     A. The name of this Corporation is iAsiaWorks, Inc., which was incorporated in the State of Delaware on March 28, 2000.

     B. They are the President and Secretary, respectively, of iAsiaWorks, Inc., a Delaware corporation (the "Corporation").

     C. The Certificate of Incorporation (the "Articles") of this Corporation is amended and restated to read as follows:

                                  ARTICLE I.

     The name of this corporation is iAsiaWorks, Inc.

                                  ARTICLE II.

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                 ARTICLE III.

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV.

     This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock, $0.001 par value and Preferred Stock, $0.001 par value. The total number of shares of Common Stock the Corporation shall have authority to issue is 115,000,000 and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 83,100,000. Preferred Stock shall be divided into five series.

     The first series of Preferred Stock shall be designated Series A Preferred Stock (the "Series A Preferred"), shall consist of 13,500,000 shares and shall have the rights, preferences, privileges and restrictions set forth in this
Article III. The second series of Preferred Stock shall be designated Series Al Preferred Stock (the "Series A1 Preferred"), shall consist of 1,010,000 shares and shall have the rights, preferences, privileges and restrictions set forth in this Article IV. The third series of Preferred Stock shall be designated Series B preferred stock (the "Series B Preferred"), shall consist of 7,842,501 shares and shall have the rights, preferences, privileges and restrictions set forth in this Article IV. The fourth series of Preferred Stock shall be designated Series C Preferred Stock (the "Series C Preferred"), shall consist of 10,000,000 shares and shall have the rights, preferences, privileges and restrictions set forth in this Article III. The fifth series of preferred stock shall be designated Series D Preferred Stock (the "Series D Preferred"), shall consist of 46,100,000 shares and shall have the rights, preferences, privileges and restrictions set forth in this Article IV.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to per unit conversion of Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of Common Stock and Preferred Stock or the holders thereof are as follows:

     Section 1.  Dividends.  The holders of outstanding shares of Preferred
                 ---------
Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of any assets at the time legally available therefor dividends at the rate of (i) $0.015 per annum for each share of Series A Preferred held by them, (ii) $0.03 per annum for each share of Series A1 Preferred held by them,
(iii) $0.09 per annum for each share of Series B Preferred held by them, (iv) $0.06 per annum for each share of Series C Preferred held by them and (v) $0.12 per annum for each share of Series D Preferred held by them, payable in preference and priority to any payment of any dividend or other distribution on Common Stock of the Corporation. Such dividends may be paid as and when declared by the Board of Directors and shall not be cumulative. No dividends or other distributions shall be made with respect to the Series C Preferred until all declared and unpaid dividends on the Series D Preferred have been paid or set aside for payment. No dividends or other distributions shall be made with respect to Series B Preferred until all declared and unpaid dividends on Series D Preferred and Series C Preferred have been paid or set apart for payment. No dividends or other distributions shall be made with respect to Series A Preferred or Series A-l Preferred until all declared and unpaid dividends on Series D Preferred, Series C Preferred and Series B Preferred have been paid or set apart for payment. No dividends or other distributions shall be made with respect to Common Stock until all declared and unpaid dividends on Series D Preferred, Series C Preferred, Series B Preferred, Series A Preferred and Series A-l Preferred have been paid or set apart for payment.

     For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

     As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the Corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

     Dividends may be paid on Common Stock as and when declared by the Board of Directors, subject to the prior dividend rights of Preferred Stock. The aggregate amount per share of dividends and other distributions made with respect to Common Stock in any fiscal year shall not, however, exceed the amount of dividends per share (on an as-converted into Common Stock basis) and other distributions made with respect to any of the Series A Preferred, Series Al Preferred, Series B Preferred, Series C Preferred or Series D Preferred in such fiscal year.

     Section 2.  Liquidation Preference.  In the event of any liquidation,
                 ----------------------
dissolution, or winding up of the Corporation (or the deemed occurrence of such event pursuant to subsection 2.3 below), either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

            2.1  Amount of Preferred Liquidation Preference.  The holders of the
                 ------------------------------------------
Series D Preferred shall be entitled to receive upon any liquidation, dissolution or winding up, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series C Preferred, Series B Preferred, Series Al Preferred, Series A Preferred or Common by reason of their ownership of such stock, an amount equal to the sum of (1) the amount of two dollars and three cents ($2.03) per share for each share of Series D Preferred then held by them, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or other similar event involving a change in the capital structure of the Series D Preferred (the "Series D Original Purchase Price"); plus (2) an amount equal to all declared but unpaid dividends on the Series D Preferred (collectively, the "Series D Preferential Amount").

     If the assets and funds thus available for distribution among the holders of the Series D Preferred shall be insufficient to permit the full payment to such holders of the Series D Preferential Amount, then the entire amount of the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred in such a manner that the amount to be distributed to each holder of Series D Preferred shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Series D Preferred then held by the holder and the denominator of which shall be the total then outstanding number of shares of Series D Preferred.

     After payment in full of the Series D Preferential Amount, the holders of the Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series B Preferred, Series A Preferred, Series Al Preferred or Common by reason of their ownership of such stock, an amount equal to the sum of
(1) the amount of one dollar ($1.00) per share for each share of Series C Preferred then held by them, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series C Preferred (the "Series C Original Purchase

Price"), plus (2) an amount equal to all declared but unpaid dividends on the Series C Preferred (collectively, the "Series C Preferential Amount").

     If the assets and funds thus available for distribution among the holders of the Series C Preferred shall be insufficient to permit the payment to such holders of the Series C Preferential Amount, then the entire amount of the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred in such a manner that the amount to be distributed to each holder of Series C Preferred shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Series C Preferred then held by the holder and the denominator of which shall be the total then outstanding number of shares of Series C Preferred.

     After payment in full of the Series D Preferential Amount and the Series C Preferential Amount, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred, Series Al Preferred or Common by reason of their ownership of such stock, an amount equal to the sum of (1) the amount of one dollar and fifty cents ($1.50) per share for each share of Series B Preferred then held by them, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series B Preferred (the "Series B Original Purchase Price"), plus (2) an amount equal to all declared but unpaid dividends on the Series B Preferred (collectively, the "Series B Preferential Amount").

     If the assets and funds thus available for distribution among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the Series B Preferential Amount, then the entire amount of the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred in such a manner that the amount to be distributed to each holder of Series B Preferred shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Series B Preferred then held by the holder and the denominator of which shall be the total then outstanding number of shares of Series B Preferred.

     After payment in full of the Series D Preferential Amount, the Series C Preferential Amount and the Series B Preferential Amount, the holders of the Series A Preferred and Series Al Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common an amount equal to the sum of (1) the amount of twenty-five cents ($0.25) per share for each share of Series A Preferred then held by them and the amount of fifty cents ($0.50) per share for each share of Series Al Preferred then held by them, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred or Series Al Preferred (the "Series A Original Purchase Price" and "Series A1 Original Purchase Price," respectively), plus (2) an amount equal to all declared but unpaid dividends on the Series A Preferred or Series Al

Preferred, as the case may be (collectively, the "Series A and Series Al Preferential Amounts").

     If the assets and funds thus available for distribution among the holders of the Series A Preferred and Series A1 Preferred shall be insufficient to permit the payment to such holders of the Series A and Series A1 Preferential Amounts, then the entire amount of the assets and funds of the Corporation legally available for distribution to the holders of Series A Preferred and Series A1 Preferred shall be distributed ratably among the holders of the Series A Preferred and Series A1 Preferred in such a manner that the amount to be distributed to each holder of Series A Preferred and Series A1 Preferred shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution to the holders of Series A Preferred and Series A1 Preferred hereunder by a fraction, the numerator of which shall be the sum of the products obtained by multiplying the number of shares of Series A Preferred and Series A1 Preferred, then held by the holder by the respective liquidation preference of such respective series of Preferred Stock, and the denominator of which shall be sum of the products obtained by multiplying the total then outstanding number of shares of Series A Preferred and Series A1 Preferred by the respective liquidation preference of such respective series of Preferred Stock.

          2.2  Distribution after Payment of Preferred Liquidation Preference.
               --------------------------------------------------------------
After payment has been made to the holders of Preferred Stock of the full preferential amounts set forth in Section 2.1 above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of then outstanding Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution pursuant to this Section 2.2 by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock then held by the holder, and the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding.

          2.3  Deemed Liquidation.  For purposes of this Section 2 and upon the
               ------------------
vote and written consent of at least a majority of the holders of outstanding shares of Preferred Stock, a merger or consolidation of the Corporation with or into any other corporation or corporations (except where a majority of the outstanding equity securities of the surviving corporation immediately after the merger or consolidation (in respect of outstanding shares of capital stock of the Corporation immediately prior to the merger or consolidation) is held by persons who were shareholders of this Corporation immediately prior to the merger or consolidation), or a sale or other transfer of all or substantially all of the assets of the Corporation (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of the Corporation), shall be treated as a liquidation, dissolution or winding up.

          2.4  Value of Deemed Liquidation.  In any of the events specified in
               ---------------------------
subsection 2.3, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (i) If traded on a securities exchange or The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty-day period ending three (3) days prior to the closing;

                    (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors in good faith.

                (B) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate): the value shall reflect an appropriate discount from the market value determined as in subsections 2(d) (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors in good faith.

          2.5   Consent.  Each holder of an outstanding share of Preferred Stock
                -------
shall be deemed to have consented, for purposes of Sections 502 and 503 of the General Corporation Law of California, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements between the Corporation and such persons providing for the Corporation's right of said repurchase.

     Section 3. Voting Rights.  Except as otherwise required by law, each share
                -------------
of Common Stock issued and outstanding shall have one vote and each share of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such share of the Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, except as otherwise provided herein.

     Section 4. Redemption.  The Preferred Stock shall not be redeemable.
                ----------

     Section 5. Conversion.  The holders of the Series A Preferred, Series A1
                ----------
Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have the following applicable conversion rights (the "Conversion Rights"):

            5.1 Right to Convert.  Each share of Series A Preferred, Series A1
                ----------------
Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.25 by the Series A Conversion Price, $0.50 by the Series A1 Conversion Price, $1.50 by the Series B Conversion Price, $1.00 by the Series C Conversion Price and $2.03 by the Series D Conversion Price, determined in each case as hereinafter provided, in effect at the time of conversion. Subject to adjustment after the date of these Amended and Restated Articles as provided herein, the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Preferred, without the payment of any additional consideration by the holders thereof, shall be $0.25 per share of Common Stock (the "Series A Conversion Price"), the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A1 Preferred, without payment of any additional consideration by the holders thereof, shall be $0.50 per share of Common Stock (the "Series A1 Conversion Price"), the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred, without payment of any additional consideration by the holders thereof, shall be $1.06124829 per share of Common Stock (the "Series B Conversion Price"), the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series C Preferred, without payment of any additional consideration by the holders thereof, shall be $1.00 per share of Common Stock (the "Series C Conversion Price"), and the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series D Preferred, without payment of any additional consideration by the holders thereof, shall be $2.03 per share of Common Stock (the "Series D Conversion Price" and referred to collectively with the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price and the Series C Conversion Price as the "Conversion Prices"). Upon conversion, all declared but unpaid dividends on Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation.

          5.2  Automatic Conversion.  Each share of Preferred Stock shall
               --------------------
automatically be converted into shares of Common Stock at its then effective Conversion Price upon the earlier of (1) the date specified by written consent or agreement of the holders of a majority of the shares of Preferred Stock then outstanding, or (2) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public involving an aggregate offering price to the public of not less than $20,000,000 for the account of the Corporation, at a per share offering price of $6.50 or more (subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock) (a "Qualified Public Offering"). In the event of the automatic conversion of Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          5.3  Mechanics of Conversion.  No fractional shares of Common Stock
               -----------------------
shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all of any fractional shares to which such holder is entitled by virtue of all Preferred Stock held by the holder), the Corporation at its election shall either (i) pay cash equal to such fraction multiplied by the then effective Conversion Price, or (ii) issue one whole share of Common Stock for each fractional share to which the holder would otherwise be entitled.

     Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to Section 5.1 above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that, in the event of an
                            --------  -------
automatic conversion pursuant to Section 5.2, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent, and, provided further, that the Corporation shall not be obligated to
            -------- -------
issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable following such delivery, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with a check, if applicable, payable to the holder in the amount of any cash amount payable as the result of any fractional share resulting from the conversion of Preferred Stock into Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          5.4  Adjustments to Conversion Prices for Diluting Issues.
               -----------------------------------------------------

               (A)  Special Definitions.  For purposes of this subsection 5.4,
                    -------------------
the following definitions shall apply:

                    (1) "Option" shall mean rights, options or warrants to
                         ------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (2) "Convertible Securities" shall mean any evidences of
                         ----------------------
indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                    (3) "Common Stock Outstanding" shall mean, for purposes of
                         ------------------------
Section 5 only, the number of shares of Common Stock actually issued and outstanding on a given date, which shall include for the purposes hereof the aggregate number of shares of Common Stock issuable on conversion of all outstanding shares of Preferred Stock of the Corporation at the Conversion Price then in effect, shares of Common Stock reserved but not actually issued in respect of Convertible Securities other than the Preferred Stock, and shares of Common Stock issuable upon the exercise of outstanding Options.

                    (4) "Current Market Price" shall mean the closing price per
                         --------------------
share of a security, on the business day prior to a given event, as announced by the national exchange on which a security is listed, or, if the security is not so listed, then the Fair Market Value thereof; provided, however, that "Current
                                               --------  -------
Market Price" shall be deemed in any case not to be less than the Conversion Price.

                    (5) "Fair Market Value" shall be as reasonably determined
                         -----------------
in good faith by the Board of Directors of the Corporation. In the event of any dispute between the holders of the Preferred Stock and the Corporation regarding the determination of fair market value, at the option of holders of a majority of the outstanding shares of any series of Preferred Stock, the Corporation shall engage a consulting firm or investment banking firm selected by holders of a majority of the outstanding shares of such series of Preferred Stock to prepare an independent appraisal of fair market value. The expenses of such appraisal shall be borne by the Corporation.

                    (6) "Additional Shares of Common Stock" shall mean all
                         ---------------------------------
shares of Common Stock issued by the Corporation after the date of these Amended and Restated Articles of Incorporation, other than shares of Common Stock issued or issuable:

                         (a) upon conversion of shares of Preferred Stock or
               issued in connection with a Qualified Public Offering or issued in connection with an acquisition of a business or any assets or properties or technology by the Company that is approved by the affirmative vote of a majority of the Corporation's Board of Directors, which shall include the persons designated by the holders of a majority of the outstanding shares of Series D Preferred;

                         (b) as a dividend or distribution on Preferred Stock;

                         (c) issued to equipment lessors or financial
               institutions in accordance with plans or arrangements approved by the Board of Directors;

                         (d) to directors, officers and employees of, and
               consultants to, the Corporation pursuant to the Corporation's 1995 Stock Option Plan or other compensatory arrangements approved by the Corporation's Board of Directors or in an amount not in excess of 16,082,134 shares of Common Stock (net of cancellations, terminations, repurchases and the like);

                         (e) upon exercise of warrants of the Corporation for
               Series B Preferred;

                         (f) upon exercise of warrants for Common Stock issued
               pursuant to that certain Series C Preferred Stock and Warrant Purchase Agreement of the Corporation; or

                         (g) upon exercise of warrants for Common Stock issued
               in connection with the issuance of promissory notes of the Corporation during August 1999; or

                         (h) pursuant to any event for which adjustment is made
               pursuant to subparagraph 5.4(B)(1), (2), (3), (4) or (5) hereof.

               (B)  Adjustment of Conversion Prices upon Certain Events. The
                    ---------------------------------------------------
Conversion Prices shall be adjusted from time to time as follows:

                    (1)  Adjustments for Stock Dividends, Distributions,
                         ----------------------------------------------
Subdivisions, Combinations or Consolidation Stock.  In the event the
-------------------------------------------------
Corporation at any time or from time to, time after the date of these Amended and Restated Articles shall declare or pay any dividend or make any other distribution on Common Stock payable in Common Stock, or in the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock (and the shares of each series of Preferred Stock are not so subdivided to an equivalent extent), the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such dividend, distribution, or subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (and the shares of each series of Preferred Stock are not so combined or consolidated to an equivalent extent), the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (2)  Adjustments for Other Distributions.  In the event
                         -----------------------------------
that the Corporation at any time or from time to time after the date of these Amended and Restated Articles makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5.4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5.4 with respect to the rights of the holders of Preferred Stock.

                    (3)  Adjustments for Reclassification, Exchange and
                         ----------------------------------------------
Substitution.  If at any time or from time to time after the date of these
------------
Amended and Restated Articles, Common Stock issuable upon conversion of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Preferred Stock immediately before that change.

                    (4)  Reorganization, Mergers, Consolidations, or Sales of
                         ----------------------------------------------------
Assets. Subject to Section 2 hereof, if at any time or from time to time after
------
the date of these Amended and Restated Articles there shall be a capital reorganization of Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section
5) or a merger or consolidation of this Corporation with or into another corporation, or the sale of all or substantially all of this Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock held by them, the number of shares of stock or other securities or property of this Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 5 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                    (5)  Adjustment of Conversion Price Upon Issuance of
                         -----------------------------------------------
Convertible Securities or Option.  In the event that at any time or from time
--------------------------------
to time after the date of these Amended and Restated Articles the Corporation shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) have issued or sold Convertible Securities or granted Options, regardless of whether the rights to exchange, convert or exercise thereunder are immediately exercisable (other than in issuances pursuant to which an adjustment is made under Section 5.4(B)(1), (2),
(3), or (4) or pursuant to any employee, consultant or director incentive or benefit plan approved by the Board of Directors of the Corporation not in excess of 16,082,134 shares or to equipment lessors or financial institutions in accordance with plans or arrangements approved by the Board of Directors) for a consideration having a Conversion Price on the date of such issuance, sale or grant, less than the Conversion Price of such Convertible Securities or Options on the date of such issuance, sale or grant, then the Conversion Price shall be adjusted to equal the product of the Conversion Price immediately prior to such adjustment by a fraction (A) the numerator of which shall be the

Current Market Price per share of Common Stock at the date of such issuance minus the Per Share Deficiency (as defined below) and (B) the denominator of which shall be the Current Market Price per share of Common Stock at the date of such issuance. The "Per Share Deficiency" shall mean (x) the Conversion Price of such Convertible Securities or Options on the date of such issuance, sale or grant minus the Fair Market Value of the consideration received by the Company in respect of such issue, sale or grant divided by (y) the number of shares of Common Stock Outstanding on the date of such issuance, sale or grant.

                    (6)  Adjustment of Conversion Price in the Event of Pro Rata
                         -------------------------------------------------------
Repurchases.  In the event that at any time or from time to time after the date
-----------
of these Amended and Restated Articles the Corporation or any subsidiary thereof shall make a pro rata repurchase of shares of Common Stock, the Conversion Price in effect immediately prior to such action shall be adjusted (but shall not be increased) by multiplying such price by a fraction, the numerator of which shall be (i) the product of (x) the number of shares of Common Stock Outstanding immediately before such pro rata repurchase and (y) the Current Market Price of the Common Stock as of the close of business on the business day immediately preceding the first public announcement by the Corporation of the intent to effect such pro rata repurchase minus (ii) the aggregate purchase price of the pro rata repurchase; and the denominator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such pro rata repurchase minus the number of shares of Common Stock repurchased by the Corporation or any subsidiary thereof in such pro rata repurchase and (ii) the Current Market Price of the Common Stock as of the close of the business day immediately preceding the first public announcement by the Company of the intent to effect such pro rata repurchase. Such adjustment shall become effective immediately after the effective date of such pro rata repurchase.

                    (7)  Adjustment of Conversion Price for Other Issuance of
                         ----------------------------------------------------
Additional Shares of Common Stock.  In the event that at any time or from time
---------------------------------
to time after the date of these Amended and Restated Articles the Corporation shall issue Additional Shares of Common Stock (excluding Additional Shares of Common Stock issued or deemed to be issued for which an adjustment is made under
Section 5.4(B)(1), (2), (3), (4) or (5)) for consideration in an amount per Additional Share of Common Stock less than the Current Market Price, then the Conversion Price shall be adjusted to equal the product obtained by multiplying the Conversion Price immediately prior to such issuance or sale by a fraction
(A) the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus the number of shares which the aggregate offering price of the total number of such Additional Shares of Common Stock would purchase at the then Current Market Price and (B) the denominator of which shall be the number of shares of Common Stock Outstanding immediately after such issue or sale.

                    (8)  Other Action Affecting Common Stock.  In case at any
                         -----------------------------------
time or from time to time after the date of these Amended and Restated Articles the Corporation shall take any action in respect of its Common Stock, other than any action described in this Section 5.4, then, unless such action will not have a materially adverse effect upon the rights of the holders of Preferred Stock, the Conversion Price shall be adjusted in such manner as may be equitable in the circumstances.

               (C)  Determination of Consideration.  For purposes of this
                    ------------------------------
subsection 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (a) insofar as it consists of cash, be computed at the
               aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (b) insofar as it consists of property other than cash,
               be computed at the fair market value thereof at the time of such issue as determined in good faith by the Board of Directors of the Corporation; and

                         (c) in the event Additional Shares of Common Stock are
               issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (b) and (c) above, as determined in good faith by the Board of Directors.

          5.5  No Impairment.  Except as provided for in Section 6 below, the
               -------------
Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          5.6  Certificate as to Adjustment.  Upon the occurrence of each
               ----------------------------
adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for each series of Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of any series of Preferred Stock.

          5.7  Status of Converted Stock.  In case any shares of Preferred Stock
               -------------------------
shall be converted pursuant to this Section 5, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

          5.8  Fractional Shares.  In lieu of any fractional shares to which the
               -----------------
holder of Preferred Stock would otherwise be entitled upon conversion after aggregating all Preferred shares of such holder, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. The number of whole shares issuable of each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock held by such holder at the time of converting into Common Stock.

          5.9  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock and other securities convertible into shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

          5.10 Notices of Record Date. In the event of any taking by the
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend that is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

     Section 6.  Protective Provisions.
                 ----------------------

            6.1  Preferred Stock and Series D Preferred.
                 ---------------------------------------

     This Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of (i) so long as any shares of Preferred Stock are outstanding, the holders of more than 50% of the then outstanding shares of Preferred Stock, voting together as a single class, and
(ii) so long as any shares of Series D Preferred are outstanding, the holders of more than 50% of the then outstanding shares of Series D Preferred:

                 (A) increase or decrease the number of authorized shares of any series of Preferred Stock;

                 (B) effect a merger, consolidation, or reorganization (except where a majority of the outstanding equity securities of the surviving corporation immediately after the merger, consolidation or reorganization is held by persons who were shareholders of this Corporation immediately prior to such merger, consolidation or reorganization), or effect sale of all or substantially all of the assets of this Corporation;

                 (C)  redeem any or all shares of any series of Preferred
Stock; or

                 (D) amend the bylaws of this Corporation to reduce the size of its board of directors to less than seven members.

          6.2    Series D Preferred.  So long as any shares of Series D
                 ------------------
Preferred Stock are outstanding, this Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the then outstanding shares of Series D
Preferred:

                 (A) authorize or issue, or obligate itself to issue, any shares of any class or series of stock (or reclassify any existing class or series of stock) or any securities convertible into stock having any preference or priority as to dividend, redemption, voting or conversion rights, liquidation preferences, or otherwise, superior to or on a parity with any such preference or priority to which the Series D Preferred is entitled hereunder;

                 (B) enter into material business activities not contemplated in the original business plan presented to the holders of Series D Preferred or in any revised business plan approved by such holders, including, without limitation any acquisition or disposition for consideration in excess of five million dollars ($5,000,000).

          6.3    Preferred Stock.  This Corporation shall not, without first
                 ---------------
obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the then outstanding shares of such series of Preferred Stock, voting as a separate class, alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of such series of Preferred Stock in these Amended and Restated Articles so as to affect materially and adversely the shares of such series of Preferred Stock.

                                  ARTICLE V.

          1.     Limitation of Directors' Liability.  The liability of the
                 ----------------------------------
directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          2.     Indemnification of Agents.  The Corporation is authorized to
                 -------------------------
provide indemnification of its agents (as defined in Section 317 of General Corporation Law of California) to the fullest extent permissible under California law.

          3.     Repeal or Modification.  Any repeal or modification of the
                 ----------------------
foregoing provisions of this Article shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to acts or omissions occurring prior to such repeal or modification."

     3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the General Corporation Law of California. The total number of outstanding shares of Common Stock of the Corporation is 1,000. No shares of Series A Preferred Stock are outstanding. No shares of Series Al Preferred Stock are outstanding. No shares of Series B Preferred Stock are outstanding. No shares of Series C Preferred Stock are outstanding. No shares of Series D Preferred Stock are outstanding. The number of shares voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common voting separately. As no shares of Series A, Series A1, Series B, Series C or Series D Preferred Stock are outstanding no vote of the preferred shareholders was necessary.

     The undersigned declare under penalty of perjury that the matters set forth in the foregoing Articles are true of their own knowledge.

     Executed at  Palo Alto, CA               on April  19, 2000.
                  --------------------                  --



                                               /s/ Jonathan F. Beizer
                                               -----------------------------
                                               Jonathan F. Beizer
                                               President


                                               /s/ Warren T. Lazarow
                                               -----------------------------
                                               Warren T. Lazarow
                                               Secretary